Exhibit 99.1
Synergetics Announces a New Executive Vice President of Sales and Marketing
     Friday November 9, 8:30 am ET
     O’FALLON, Mo.—(BUSINESS WIRE)—Synergetics USA, Inc. (NASDAQ: SURG — News) announced today the addition to its senior management staff of Mr. Dave Dallam. Mr. Dallam will join the Synergetics team at its annual American Academy of Ophthalmology meeting going on now.
     Mr. Dallam brings to Synergetics extensive experience driving international sales and marketing strategies for leading surgical device companies. His business expertise includes sales, marketing, business development and general management. Dave is a visionary strategist with an impressive history of over-achieving strategic objectives and turning underperforming businesses into market leaders.
     Mr. Dallam has an extensive background in the Sales and Marketing of products for both Ophthalmology and Neurosurgery. He formerly held the position of Vice President and North American General Manager for Leica Microsystems, the world leader in surgical microscopes for both ophthalmic and neurosurgical applications. Under Dave’s leadership, Leica’s sales more than tripled and gross profit percentage doubled, taking the division from last to first among that company’s operating divisions.
     Mr. Dallam has worked in these fields his entire career, formerly holding executive positions with both Carl Zeiss and Storz Instrument Company, now the surgical division of Bausch & Lomb.
     Dave holds a Bachelors of Arts degree in Chemistry and Mathematics from the University of Missouri and a MBA in Business Development from the St. Louis University Graduate School of Business.
     “I am very pleased that Dave is joining our team,” said Gregg D. Scheller, President and Chief Executive Officer of Synergetics USA, Inc. “I worked with him at Storz, and have followed his career closely since then. He is an excellent strategist and will bring Synergetics an element of strategic planning and market knowledge that we have previously not enjoyed. I am further confident that he will take charge on the sales side, because he understands these business elements well. I look forward to an immediate and positive impact on both Sales and Marketing.”
     About Synergetics USA, Inc.
     Synergetics USA, Inc. (www.synergeticsusa.com) resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
     Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2007, as updated from time to time in our filings with the Securities and Exchange Commission.
Contact:
Synergetics USA, Inc.
Pamela G. Boone, 636-939-5100
Executive Vice President & CFO

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